As filed with the Securities and Exchange Commission on April 28, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRENMILLER ENERGY LTD.

(Exact name of registrant as specified in its charter)

State of Israel	4961	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Avraham Brenmiller
Chief Executive Officer	Brenmiller Energy U.S. Inc.
13 Amal St. 4th Floor, Park Afek	21 Morningside Dr.
Rosh Haayin, 4809249, Israel	Weatogue, CT 06089
Tel: +972-77-693-5140	Tel: (646) 480-0290
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Eric Victorson, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 660-3000	Reut Alfiah, Adv. Gal Cohen, Adv. Sullivan & Worcester Tel-Aviv (Har-Even & Co.) HaArba’a Towers 28 HaArba’a St. North Tower, 35th Floor Tel-Aviv, Israel 6473925 T +972-74-758-0480	Leslie Marlow, Esq. Patrick J. Egan, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, NY 10020 Tel: (212) 885-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 28, 2025

Up to 3,003,003  Ordinary Shares

Series B Warrants to purchase up to 3,003,003  Ordinary Shares

Series C Warrants to purchase up to 3,003,003  Ordinary Shares

Up to 6,006,006  Ordinary Shares underlying such Warrants

Pre-Funded Warrants to purchase up to 3,003,003 Ordinary Shares

Up to 3,003,003 Ordinary Shares underlying such Pre-Funded Warrants

Brenmiller Energy Ltd.

We are offering on a “best efforts” basis up to 3,003,003 ordinary shares, no par value per share, or Ordinary Shares together with a Series B warrant to purchase up to 3,003,003 Ordinary Shares, or a Series B Warrant, and a series C warrant to purchase up to 3,003,003 Ordinary Shares, or a Series C Warrant and, together with the Series B warrant, the Warrants, to purchase an aggregate of up to 6,006,006 Ordinary Shares at an assumed combined public offering price of $1.332 per Ordinary Share and accompanying Warrants (assuming a public offering price equal to the last sale price of our Ordinary Shares as reported by the Nasdaq Capital Market, or the Nasdaq, on April 24, 2025 of $1.332). Each Warrant is assumed to have an exercise price of $1.332 per Ordinary Share (100% of the public offering price per Ordinary Share and accompanying Warrant) and will be exercisable upon issuance, or the Initial Exercise Date. The Series B Warrants will expire five years from the Initial Exercise Date and the Series C warrants will expire 12 months from the Initial Exercise Date.

We are also offering to each purchaser, if any, whose purchase of Ordinary Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants, or the Pre-Funded Warrants, in lieu of Ordinary Shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Ordinary Shares. Each Pre-Funded Warrant will be immediately exercisable for one Ordinary Share and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The purchase price of each Pre-Funded Warrant will equal the price per share at which the Ordinary Shares are being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001 per share. For each Pre-Funded Warrant we sell, the number of Ordinary Shares we are offering will be decreased on a one-for-one basis. There is no established public trading market for the Warrants and Pre-Funded Warrants and we do not expect a market to develop. We do not intend to apply for a listing of the Warrants or the Pre-Funded Warrants on any national securities exchange. This offering also relates to the Ordinary Shares issuable upon exercise of any Warrants or Pre-Funded Warrants sold in this offering. Each Ordinary Share or Pre-Funded Warrant to purchase one Ordinary Share is being sold together with a Warrant to purchase one Ordinary Share.

Our Ordinary Shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “BNRG.” The last reported sale price on Nasdaq of our Ordinary Shares on April 24, 2025 was $1.332 per share.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are subject to reduced public company reporting requirements.

We have assumed a public offering price of $1.332 per Ordinary Share, the last reported sale price on Nasdaq of our Ordinary Shares on April 24, 2025. The actual offering price per Ordinary Share and accompanying Warrants or Pre-Funded Warrant and accompanying Warrant, will be negotiated between us and the investors, in consultation with the placement agent based on, among other things, the trading price of our Ordinary Shares prior to the offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have engaged A.G.P./Alliance Global Partners, A.G.P., or the placement agent, as our sole placement agent, to use its best efforts to solicit offers to purchase our securities in this offering. The placement agent has no obligation to purchase any securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering the actual public offering amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth in this prospectus. We have agreed to pay the placement agent the placement agent fees set forth in the table below. See “Plan of Distribution” in this prospectus for more information.

The securities will be offered at a fixed price and are expected to be issued in a single closing. The offering will terminate on May 30, 2025 unless completed sooner or unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date; however, our Ordinary Shares underlying the Pre-Funded Warrants and the Warrants will be offered on a continuous basis pursuant to Rule 415 under the Securities Act. We expect to enter into a securities purchase agreement, or Securities Purchase Agreement, relating to the offering with those investors that choose to enter into such an agreement on the day that the registration statement of which this prospectus forms a part is declared effective and that the closing of the offering will end one trading day after we first enter into such Securities Purchase Agreement relating to the offering. The offering will settle delivery versus payment/receipt versus payment (on the closing date we will issue the Ordinary Shares directly to the account(s) at the placement agent identified by each purchaser; upon receipt of such shares, the placement agent shall promptly electronically deliver such shares to the applicable purchaser, and payment therefor shall be made by the placement agent (or its clearing firm) by wire transfer to us.

We and the placement agent have not made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder. As stated above, since this is a best efforts offering, the placement agent does not have an obligation to purchase any securities, and, as a result, there is a possibility that we may not be able to sell the securities. There is no minimum offering requirement as a condition of closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue our business goals described in this prospectus. In addition, because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill all of our contemplated objectives due to a lack of interest in this offering. Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See the section entitled “Risk Factors—Risks Related to this Offering and the Ownership of our Ordinary Shares, Warrants and Pre-Funded Warrants” for more information.

	Per Ordinary Share and Accompanying Warrants	Per Pre-Funded Warrant and Accompanying Warrants	Total
Public offering price	$	$	$
Placement agent fees (1)	$	$	$
Proceeds to us (before expenses) (2)	$	$	$

(1)	Represents a cash fee equal to 7.0% of the aggregate gross proceeds raised in this offering, with certain limited exceptions, including (a) a credit back to us of 2.0% of the aggregate gross proceeds raised in this offering from certain investors, and (b) a placement agent fee of 3.5% of the aggregate gross proceeds raised in this offering for any investment by a certain investor (or its affiliates) with a substantial, pre-existing relationship with us. We have also agreed to reimburse the placement agent for certain of its offering-related expenses and pay the placement agent a non-accountable expense allowance. See “Plan of Distribution” beginning on page 31 of this prospectus for a description of the compensation to be received by the placement agent.

(2)	Does not give any effect to any exercise of the Warrants and/or Pre-Funded Warrants being issued in this offering.

We anticipate that delivery of the Ordinary Shares and Pre-Funded Warrants, together with the accompanying Warrants, is expected to be made on or about       , 2025, subject to customary closing conditions.

Sole Placement Agent

A.G.P.

The date of this prospectus is                   , 2025

i

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with different information.  We are offering to sell our securities, and seeking offers to buy our securities, only in jurisdictions where offers and sales are permitted.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “Brenmiller” refer to Brenmiller Energy Ltd. and its subsidiaries, Brenmiller Energy (Rotem) Ltd., a company incorporated under the laws of the State of Israel, Brenmiller Energy U.S. Inc., a company incorporated under the laws of Delaware, United States, Brenmiller Energy NL B.V., a company incorporated under the laws of the Netherlands, and Brenmiller Europe S.L., a company incorporated under the laws of the Kingdom of Spain, or Brenmiller Europe.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our reporting and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “NIS” are to New Israeli Shekels, to “dollars”, “USD” or “$” are to U.S. dollars, and to “EUR” or “€” are to the Euro. This prospectus contains translations of NIS amounts into U.S. dollars. Unless otherwise noted, all conversion rates from NIS to U.S. dollars in this prospectus were made at a rate of NIS 3.647 per $1.00 per U.S. dollar, the exchange rate as of December 31, 2024 published by the Bank of Israel. The aforementioned exchange rate is provided solely for your convenience and may differ from the actual rates used in the preparation of the consolidated financial statements incorporated by reference in this prospectus and other financial data appearing in this prospectus.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

We report in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes thereto and the other information incorporated by reference herein.

Our Company

We are a technology company that develops, produces, markets and sells thermal energy storage, or TES, systems based on our proprietary and patented bGen™ technology. Our technology enables the electrification and decarbonization of the industrials sector, resulting in better integration with renewable energy sources and a reduction in carbon emissions.

We believe that climate change is the greatest challenge of our times. A major contributor to climate change is carbon emissions being emitted to the atmosphere. To combat this, countries and organizations have set and are continuing to set targets for themselves and various industries to reduce their carbon emissions. In order to meet such carbon emission targets, we believe that we can contribute to expediting the transition from fossil fuels to a widescale adoption of renewable energy, such as carbon capture, efficient energy storage and recovery, and benefitting from the reuse of wasted heat. Our bGen™ TES system stores energy, and can convert electrical energy to heat, and/or recover wasted heat from available energy resources to provide one consistent energy output. By doing so, the bGen™ TES system can produce clear steam that precisely matches energy supplies with the demand and bridge the gap between renewable energy and conventional power sources. Accordingly, we believe TES systems such as our bGen™ system have become essential to the industrial sectors and the renewable energy market to ensure the reliability and stability of steam and other energy supplies.

We have developed our bGen™ technology over the last thirteen years and have tested it across three generations of demonstration units at various sites globally. Our bGen™ technology uses crushed rocks to store heat at temperatures of up to 1,400 degrees Fahrenheit (760 degrees Celsius) and is comprised of several key elements inside one unit: thermal storage units called bCubestm, heaters, heat exchangers, electricity conversion to high temperature heat and a steam generator. The use of crushed rock as a means of heat storage results in no hazardous challenges to the environment and enhances system durability so that even after tens of thousands of charge and discharge cycles, the storage material does not degrade and so there is no need to replace the storage media. Additionally, the bGen™ technology can be charged with multiple heat sources, such as, residual heat, and electrical heat from renewables, as well as from electrical sources using electric heaters which are embedded within the TES system. The TES system dispatches thermal energy on demand in the form of steam, which can be saturated for industrial use, or in the form of a superheated steam, which can be used to activate steam turbines.

In 2023, we also started the implementation of our new business models, the Energy as a Service, or EaaS, model, which includes also the Heat as a Service, or HaaS, model, wherein we install a TES bGentm system for the benefit of third party customers at a customer’s site and provide operation and maintenance services. We then sell energy (steam, hot air, etc.) to the customer at agreed upon prices. The EaaS model is more suitable to industrial customers who are not energy experts and wish to outsource their energy services.

On August 9, 2023, we unveiled the next generation of our market-leading, high-performance TES system, the bGen™ ZERO as part of our strategic focus to deliver cost-efficient, zero-carbon emissions heat. By electrifying heat, the bGen™ ZERO is designed to address growing market demand for decarbonization solutions in the industrial and power sectors. The bGen™ ZERO offers a modular, flexible design with fast charge and discharge times, all without the use of hazardous materials. Additional highlights and improvements from prior bGen™ systems include:

●	Improved Efficiency: 33% reduction in heat loss, 99% charging efficiency, 97% cycle efficiency (power to heat), and 98% year-round availability.

●	Boosted Energy Density: 34% improvement in energy density and 40% improvement in discharge power.

●	Swift Response and Continuous Operation: Engineered for fast one second response rate and uninterrupted operation at maximum capacity, tailored for high demands of the power grid for reserve power and stability.

●	Compact and Modular: Fully modular, productized solution that ensures the highest quality standards, rapid on-site installation, and commissioning. Occupies minimal space due to its unlimited storage height.

●	Impressive Steam Power Generation: Delivers substantial steam power generation, offering a stable steam supply for various power, commercial and industrial applications.

●	Smart and Safe Operations: Features an intelligent module operation package with predictive maintenance and optimized performance based on market prices one day ahead, coupled with storage performance insights. Remote control operation via the Brenmiller control center. Robust cyber protection measures to ensure security and reliability.

The unveiling of this new product underscores a strategic evolution in our focus on power-to-heat for the industrial market. The bGen ZERO design, paired with performance improvements, presents a multi-use solution to tap into decarbonization which we believe will unlock new revenue streams across applications including grid services. We have also identified two avenues in which to offer our product in order to expand access to our TES solution:

●	Direct Equipment Sale: We continue to offer our second-generation TES solution for direct purchase by and integration with industrial facilities and power plants. We plan to generate recurring revenues through royalties and by providing, inter alia, after sales services such as operations, maintenance, and optimization.

●	Energy as a Service: We plan to generate recurring revenue streams by partnering with clean energy utilities for grid services. We provide the bGen™ ZERO technology and integration while the partner provides clean electricity and financial support. Engaging in grid services unlocks a new, significant revenue stream, while the end customer benefits from no capital expenditures, reduced operation risk, and emissions reductions. The bGen™ ZERO helps boost flexibility and stability for power grids by using excess renewable energy to generate heat.

Business Updates

Dimona, Israel Production Facility

We manufacture our proprietary bCube™ components for our TES systems at our production facility in Dimona, Israel. After production, TES system components are shipped to customer sites for on-site assembly. The current production line is designed to support an annual capacity of up to 1 GWh of bCube™ thermal storage units, which aligns with our existing project pipeline.

Our Dimona facility, inaugurated on May 2, 2023, is Industry 4.0 compliant and has been designed to accommodate a fully automated production process. As of the end of the first quarter of 2025, the facility reached full automation, supporting a production capacity of 1 GWh annually. The facility is built with infrastructure and flexibility to scale up to a production capacity of up to 4 GWh per year, subject to increased market demand and the receipt of additional orders beyond our current capacity.

The facility has also been designed with replicability in mind, enabling the establishment of similar gigafactories in strategic markets such as Europe and the United States. This approach supports localized manufacturing, shortens supply chains, and reduces logistics costs.

While the initial build-out of the Dimona plant was financed through a non-dilutive €7.5 million credit facility agreement with the European Investment Bank, or the EIB, of which €4 million was withdrawn in July 2022—we did not draw on the remaining €3.5 million tranche. Instead, we plan to prioritize investment in localized production facilities in Europe and the U.S. to support our global expansion strategy.

Tempo

On February 13, 2025, our contractor has started assembling our 32 MWh bGen™ ZERO TES system for Tempo. Accordingly, we remain on track to complete the TES system commissioning for Tempo by the end of 2025. The contractor is responsible for ensuring that the construction and installation of Tempo’s bGen™ TES system complies with safety standards, includes mechanisms for supervision, reporting and coordination with Brenmiller, and stays on schedule. Under the contract we are is set to replace Tempo’s fossil fuel boilers with a 32 MWh bGen™ ZERO TES system. By enabling the switch from heat derived from fossil fuels to heat derived from electricity, eliminating the use of approximately 2,000 tons of heavy fuel each year, our bGen™ is estimated to mitigate over 6,200 tons of carbon emissions annually and save Tempo an estimated $7.5 million over 15 years.

bGen ZTO

On February 4, 2025, we announced that we have commenced the development of a TES system, the bGen ZERO Thermal Oil™, or bGen ZTO, designed to electrify thermal oil for industrial applications. Planned for commercial availability in 2026, bGen ZTO is a modular TES system that will combine an internal electric conversion for storage with integrated heat exchange, achieving nearly 100% cycle efficiency through simplified maintenance and indirect oil heating with minimal degradation, smooth stability, and limited breakdown, if any, while heating thermal oil up to 340 degrees Celsius.

Strategic Cooperation Agreement with Baran Energy

On February 20, 2025, we announced that we entered into a strategic cooperation agreement with Baran Energy, a subsidiary of the Baran Group Ltd., or Baran, (TASE: BRAN), an international engineering company that provides management, design and financing solutions for large-scale infrastructure projects, to accelerate bGen™ ZERO project development and deployments through sales, acquisitions, and operations of selected projects in Israel. To further bGen™ uptake within industrial sectors, we plan to sell certain projects to Baran, subject to the satisfaction of certain conditions precedent, benefiting from Baran’s core project capabilities to ensure effective and timely deployment.

Business Strategy and Addressable Markets

Industrial heat accounts for 25% of global energy demand as well as one quarter of the world’s energy pollution. As renewable energy generation increases, the need for a reliable method to store clean energy is a major challenge facing the industry and regulators. Electrothermal energy storage, or ETES, fills the gap between the variability of renewable energy availability and the steady need for industrial heat demand, and is estimated at $155 billion of addressable market value. ETES also charges by taking excess power off the grid when power is cheapest and stores the energy to output power as needed and when energy prices are higher. Our primary market is the electrification of heat for the industrial sector. We are focused on the sale of thermal storage equipment using several business models. To date, the completed projects employ the sale of equipment model in which we design and sell our equipment to third party customers, install the equipment at the customer’s site and the customer remains the owner of the equipment and we provide warranty and maintenance services to the customer at a predetermined price as part of the sale package.

In 2023, we also started the implementation of our new business model, the EaaS model, wherein we install a TES bGenTM system for the benefit of third-party customers at a customer’s site and provide operation and maintenance services. We then sell energy (steam, hot air, etc.) to the customer at agreed upon prices. The EaaS model is more suitable to industrial customers who are not energy experts and wish to outsource their energy services. In 2023, for the Tempo Beverages Ltd., or Tempo, project, we initiated our first EaaS contracts where we plan to own, finance, build and operate our TES systems at or near our customers’ sites and either sell the energy to the customer at a fixed energy price or receive a fixed revenue stream in connection with the energy service provided to the customer. In both cases, we have granted the customer a right to acquire the TES system after fixed period. Backed by our TES gigafactory in Dimona, Israel, which at its full production capacity target of 4 GWh is expected to produce $200 million worth of bGen™ systems annually, our position as a leader in thermal energy storage translated into a global pipeline of commercial opportunities valued at over $500 million as of the date of this prospectus.

We market our products through exclusive distributers in our target markets, with online marketing efforts to attract potential customers, and direct outreach to potential customers through our sales team. Our primary target markets are in the United States, Europe, and Israel. We are initiating commercial equipment sales or EaaS model agreements in many of these target markets and, depending on their success, we expect to develop our sales and services for future customers in these regions.

Corporate Information

We are an Israeli corporation based in Rosh Haayin, Israel, and were incorporated in Israel in 2012 as Brenmiller Energy Consulting Ltd. On July 2, 2013, we filed a name change certificate to change our name to Brenmiller Energy Ltd. In August 2017, we became a public company in Israel and our Ordinary Shares were listed for trade on the Tel Aviv Stock Exchange, or TASE. In May, 2022, our Ordinary Shares were listed and began trading on Nasdaq. On March 23, 2023, we announced our intension to voluntary delist our securities from trading on the TASE, which took effect on September 11, 2023 (the last trading day was September 7, 2023). Our principal executive offices are located at 13 Amal St. 4th Floor, Park Afek, Rosh Haayin, 4809249 Israel. Our telephone number in Israel is +972-77-693-5140. Our website address is https://bren-energy.com/. The information contained on, or that can be accessed through, our website is not part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of Being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market LLC, or the Nasdaq Stock Market, rules for domestic U.S. issuers. See “Risk Factors—Risks Related to this Offering and the Ownership of our Ordinary Shares, Warrants and Pre-Funded Warrants.” These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

THE OFFERING

Ordinary Shares currently issued and outstanding	8,806,619 Ordinary Shares

Ordinary Shares offered by us	Up to 3,003,003 Ordinary Shares

Warrants offered by us	Series B Warrants to purchase up to 3,003,003 Ordinary Shares and Series C Warrants to purchase up to 3,003,003 Ordinary Shares. Each Warrant will be exercisable beginning on the date of issuance at an exercise price of $1.332 per Ordinary Share (100 % of the public offering price per Ordinary Share and Warrant). The Series B Warrants will expire five years from the Initial Exercise Date and the Series C warrants will expire 12 months from the Initial Exercise Date.

Pre-Funded Warrants offered by us	We are also offering to each purchaser whose purchase of Ordinary Shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, Pre-Funded Warrants, in lieu of Ordinary Shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Ordinary Shares. Each Pre-Funded Warrant and the accompanying Warrant will be exercisable for one share of our Ordinary Shares. The purchase price of each Pre-Funded Warrant will be equal to the price per Ordinary Share at which the Ordinary Shares are being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001 per share. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. This offering also relates to the Ordinary Shares issuable upon exercise of any Pre-Funded Warrants sold in this offering. For each Pre-Funded Warrant we sell, the number of Ordinary Shares we are offering will be decreased on a one-for-one basis. Because we will issue Warrants to purchase one Ordinary Share for each and Ordinary Share for each Pre-Funded Warrant sold in this offering, the number of Warrants sold in this offering will not change as a result of a change in the mix of Ordinary Shares and Pre-Funded Warrants sold.

Amendment to Prior Warrants	In connection with this offering, we may enter into privately negotiated agreements with the holders of certain existing outstanding warrants to purchase up to an aggregate of 888,890 Ordinary Shares, or the Prior Warrants, to, among other things, reduce the exercise price of such Prior Warrants to that of the Warrants being offered and sold in this offering and to extend the current expiration date of the Prior Warrants to the expiration date of the Warrants being offered and sold in this offering.

Ordinary Shares to be outstanding after this offering	Up to 11,809,622 Ordinary Shares (assuming we sell only Ordinary Shares and accompanying Warrants and no Pre-Funded Warrants, and none of the Warrants issued in this offering are exercised).

Use of proceeds

We expect to receive approximately $4.0 million in gross proceeds from the sale of Ordinary Shares and Pre-Funded Warrants and accompanying Warrants offered by us in this offering, based upon an assumed public offering price of $1.332 per Ordinary Share, which was the last reported sale price on Nasdaq of our Ordinary Shares on April 24, 2025, and after deducting the placement agent fees and commissions and estimated offering expenses payable by us.

Since this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus, we may resultantly receive significantly less in net proceeds.

We intend to use the net proceeds from this offering for general and administrative corporate purposes, including working capital and capital expenditures. Regardless of the amount of proceeds received in this offering, the use of proceeds is expected to remain the same.

The amounts and schedule of our actual expenditures will depend on multiple factors. As a result, our management will have broad discretion in the application of the net proceeds of this offering. See “Use of Proceeds” for more information about the intended use of proceeds from this offering.

Risk factors	You should read the “Risk Factors” section beginning on page 9 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider before deciding to purchase our securities.

Best Efforts offering	We have agreed to offer and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” beginning on page 31 of this prospectus.

Nasdaq symbol	“BNRG” for the Ordinary Shares. We do not intend to apply for listing of the Pre-Funded Warrants or Warrants on any securities exchange or recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants or Warrants will be limited.

The number of Ordinary Shares to be outstanding immediately after this offering as shown above is based on 8,806,619 Ordinary Shares outstanding as of April 24, 2025 and assumes that all of the Ordinary Shares offered hereby are sold and no Pre-Funded Warrants were sold. This number excludes:

●	an aggregate of 543,205 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between $0.01 to $247.10 per Ordinary Share, issued to directors, officers, service providers and employees; and

●	an aggregate of 1,371,495 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares, at exercise prices ranging between $5.00 to $16.66 per Ordinary Share, issued to certain investors in connection with private placements

Unless otherwise indicated, all information in this prospectus assumes that we sell only Ordinary Shares and accompanying Warrants and not any Pre-Funded Warrants and that none of the Warrants issued in this offering are exercised.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth our summary consolidated financial information as of and for the periods ended on the dates indicated below. We have derived the following statements of operations data for the three-year period ended December 31, 2024 from our audited consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2024, or the Annual Report, which is incorporated by reference into this prospectus. We have derived the following summary balance sheet data as of December 31, 2024 from our audited consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future. See “Risk Factors” beginning on page 9 of this prospectus. The following summary consolidated financial data should be read in conjunction with Item 5. Operating and Financial Review and Prospects and our financial statements and related notes included in our Annual Report on Form 20-F for the year ended December 31, 2024 which is incorporated by reference into this prospectus.

We report our financial statements in accordance with U.S. GAAP.

	Year ended December 31
	2024	2023
	U.S. dollars in thousands (except per share amounts)
Revenues:
Licensing fees	-	-
engineering services	-	621
	$-	$621
Costs and expenses:
Cost of revenues	(985)	(1,555)
Research and development, net	(3,589)	(3,178)
Selling and marketing	(1,197)	(1,148)
General and administrative	(4,557)	(4,637)
Rotem 1 project – impairment and closure loss, net	-	-
Other income (expenses), net	(234)	37
Operating loss	(10,562)	(9,860)
Financial income, net	3,790	212
Net loss	(6,772)	(9,648)
Loss per share:
Basic and diluted	$(1.29)	$(4.99)
Weighted average number of shares outstanding used in the computation of basic and diluted loss per share	5,235,486	1,952,097

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. The below assumes that all of the Ordinary Shares offered hereby are sold and that no Pre-Funded Warrants are issued in this offering which, if sold, would reduce the number of ordinary shares that we are offering on a one-for-one basis.

	As of December 31, 2024
U.S. dollars in thousands	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
Consolidated Statement of Financial Position:
Cash and Cash equivalents	$4,101	$4,981	$8,466
Total non-current liabilities, excluding operating lease liabilities equity:	4,613	4,313	4,313
Share capital	124	124	124
Additional paid in capital	108,615	110,022	113,507
Foreign currency cumulative translation reserve	(2,053)	(2,053)	(2,053)
Accumulated deficit	(102,200)	(102,427)	(102,427)
Total equity	4,486	5,666 (1)	9,151 (2)

(1)	Pro forma gives effect to:

(i)	the issuance and sale of 477,627 Ordinary Shares from December 31, 2024 to the date of this prospectus under a sales agreement pursuant to an “at-the-market” offering;

(ii)	the issuance of an aggregate of 234,201 Ordinary Shares with respect to 234,201 restricted share units we have granted to employees from December 31, 2024 to the date of this prospectus; and

(2)	Pro forma as adjusted gives further effect to the issuance and sale in this offering of 3,003,003 Ordinary Shares and accompanying Series B Warrants and Series C Warrants at an assumed public offering price of $1.332 per Ordinary Share, which was the last reported sales price on Nasdaq of our Ordinary Shares on April 24, 2025, and assuming no sale of Pre-Funded Warrants and that none of the Warrants issued in this offering are exercised, after deducting estimated placement agent fees and expenses and estimated offering expenses payable by us, as if the sale of the Ordinary Shares had occurred on December 31, 2024.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and those described under the section captioned “Risk Factors” contained in our Annual Report on Form 20-F for the year ended December 31, 2024 and all other information contained or incorporated by reference into this prospectus and the documents incorporated by reference into this prospectus before making an investment in our securities. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs and, as a result, the market price of our securities could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors.

Risks Related to Our Financial Condition and Capital Requirements

Our management has concluded, and the report of our independent registered public accounting firm contains an explanatory paragraph that indicates, that there are conditions that raise substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

We have not yet generated significant revenues from our operations, we had an accumulated deficit as of December 31, 2024 of $102,200 thousand and we also have a history of net losses and negative operating cash flows. In 2022, we began commercializing our products and services and recently commenced operating a new production facility in Dimona, Israel after shifting our operations from the development stage to commercial operations. However, we expect to continue incurring losses and negative cash flows from operations until we reach profitability. As a result of these expected losses and negative cash flows from operations, along with our current cash position, our management has concluded that these conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. This going concern opinion could materially limit our ability to commercialize our products and services and raise additional funds through the issuance of equity or debt securities or otherwise. Further reports on our consolidated financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate research or development plans for, or commercialization efforts with respect to our products. This may raise substantial doubts about our ability to continue as a going concern.

Risks Related to this Offering and the Ownership of our Ordinary Shares, Warrants and Pre-Funded Warrants

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

On August 12, 2024, we received a written notice from the Nasdaq Stock Market indicating that we are not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share. Under Nasdaq Listing Rule 5810(c)(3)(A), we were granted a grace period of 180 calendar days to regain compliance with the minimum bid price requirement. On January 16, 2025, we announced that we received a written notice from Nasdaq that we have regained compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2). The Nasdaq staff made this determination of compliance after the closing bid price of our ordinary shares on Nasdaq was at $1.00 per share or greater for the 10 consecutive business days prior to the date of the notice. Accordingly, we have regained compliance with Nasdaq Listing Rule 5550(a)(2), and Nasdaq considers the prior bid price deficiency matter now closed.

However, there can be no assurance that we will be able to maintain compliance with the minimum bid price requirement or that we will otherwise be in compliance with other Nasdaq listing criteria.

If, for any reason, Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a decrease in the number of institutional and general investors that will consider investing in our Ordinary Shares;

●	a determination that our ordinary shares are a “penny stock” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage;

●	a reduction in the number of market makers for our ordinary shares and the number of broker-dealers willing to execute trades in shares of our Ordinary Shares;

●	a decreased ability to issue additional securities or obtain additional financing in the future; and

●	being subject to regulation in each state in which we offer our securities.

Our officers and directors currently beneficially own approximately 12.38% of our outstanding Ordinary Shares. They will therefore be able to exert significant control over matters submitted to our shareholders for approval.

As of the date of this prospectus, our officers and directors beneficially own approximately 12.38% of our outstanding Ordinary Shares. This significant concentration of share ownership may adversely affect the trading price for our Ordinary Shares because investors often perceive disadvantages in owning shares in companies with controlling shareholders. As a result, these shareholders, if they acted together, could significantly influence or even unilaterally approve matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these shareholders may not always coincide with our interests or the interests of other shareholders.

The market price of our Ordinary Shares may be highly volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Ordinary Shares and Pre-Funded Warrants in this offering.

The trading price of our Ordinary Shares is likely to be volatile. As a result of this volatility, you may not be able to sell the Ordinary Shares at or above the public offering price. The market price for the Ordinary Shares may be influenced by many factors, including:

●	our dependency on the successful development, marketing and sale of our proprietary technology, including our TES systems, to our target customers;

●	the loss of the services of any of our executive officers or any key employees or consultants may adversely affect our ability to execute our business plan and harm our operating results;

●	our dependency upon third-party manufacturers and suppliers making us vulnerable to supply shortages and problems, increased costs and quality or compliance issues, any of which could harm our business;

●	our dependency upon third-party service providers to provide a high quality of service, which if not met, may impact the utility of our products, our business, operating results and reputation;

●	our dependency on the use of certain raw materials and changes in the price or availability of such raw materials may impact our ability to efficiently produce our products;

●	obtaining and upholding permits, certifications and authorization in various jurisdictions;

●	the field of energy storage integration is relatively new and still developing, and the regulation of the field is also changing and developing;

●	general economic weakness, including inflation, or industry and market conditions;

●	whether a market for the Ordinary Shares will be sustained;

●	the granting or exercise of employee stock options or other equity awards; and

●	changes in investors’ and securities analysts’ perception of the business risks and conditions of our business.

In addition, the stock market in general, and the Nasdaq in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of small companies. Broad market and industry factors may negatively affect the market price of our Ordinary Shares, regardless of our actual operating performance. Further, a systemic decline in the financial markets and related factors beyond our control may cause our share price to decline rapidly and unexpectedly.

Future sales of our Ordinary Shares could reduce the market price of our Ordinary Shares.

Substantial sales of our Ordinary Shares on Nasdaq may cause the market price of our Ordinary Shares to decline. Sales by our shareholders of substantial amounts of our Ordinary Shares, or the perception that these sales may occur in the future, could cause a reduction in the market price of our Ordinary Shares.

The issuance of any additional Ordinary Shares or any securities that are exercisable for or convertible into Ordinary Shares may have an adverse effect on the market price of our Ordinary Shares and will have a dilutive effect on our existing shareholders and holders of Ordinary Shares.

We do not know whether a market for the Ordinary Shares will be sustained or what the trading price of the Ordinary Shares will be and as a result it may be difficult for you to sell your securities.

Although our Ordinary Shares are listed on Nasdaq, an active trading market for the Ordinary Shares may not be sustained. It may be difficult for you to sell your Ordinary Shares without depressing the market price for the Ordinary Shares at all. As a result of these and other factors, you may not be able to sell your securities at or above the offering price or at all. Further, an inactive market may also impair our ability to raise capital through the sale of additional equity securities and may impair our ability to enter into strategic partnerships or acquire companies, products, or services by using our equity securities as consideration.

We have never paid cash dividends on our share capital, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in Ordinary Shares and/or Pre-Funded Warrants as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. In addition, the Israeli Companies Law, 5759-1999, or the Israeli Companies Law, imposes restrictions on our ability to declare and pay dividends.

If you purchase Ordinary Shares and/or Pre-Funded Warrants in this offering, you will incur immediate and substantial dilution in the book value of your investment.

You will suffer immediate and substantial dilution in the net tangible book value of the Ordinary Shares if you purchase Ordinary Shares and/or Pre-Funded Warrants in this offering. Based on an assumed public offering price of $1.332 per share, after giving effect to this offering, purchasers of Ordinary Shares in this offering will experience immediate dilution in net tangible book value of $0.56 per share. In addition, after giving effect to this offering, investors purchasing Ordinary Shares in this offering will contribute 3.52% of the total amount invested by shareholders since inception but will own  25.43% of the Ordinary Shares outstanding. In addition, the Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants to be issued pursuant to the offering will further dilute the ownership interest of shareholders not participating in this offering and holders of pre-funded warrants who have not exercised their pre-funded warrants. To the extent outstanding options and warrants are exercised, you will incur further dilution. See “Dilution” for a more detailed description of the dilution to new investors in the offering.

We may need to raise additional capital required to grow our business, and we may not be able to raise capital on terms acceptable to us or at all. Raising additional capital may cause dilution to our existing shareholders and may adversely affect the rights of existing shareholders.

Growing and operating our business will require significant cash outlays and capital expenditures and commitments. If cash on hand and cash from operating activities are not sufficient to meet our cash requirements, we will need to seek additional capital. We may need to raise additional capital through a combination of private and public equity offerings (such as this offering), debt financings and collaborations, and strategic and licensing arrangements. We may not be able to raise needed cash on terms acceptable to us or at all. Financing may be on terms that are dilutive or potentially dilutive to our shareholders, as described below, and the prices at which new investors would be willing to purchase our securities may be lower than the current price per share. The holders of new securities may also have rights, preferences, or privileges which are senior to those of existing holders of Ordinary Shares. If new sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans based on available funding, if any, which would harm our ability to grow our business.

To the extent that we raise additional capital through the issuance of equity (such as this offering) or otherwise including through convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity (such as this offering) or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. Future sales of our Ordinary Shares or of securities convertible into our Ordinary Shares, or the perception that such sales may occur, could cause immediate dilution and adversely affect the market price of our Ordinary Shares.

There is no public market for the Pre-Funded Warrants and Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants and Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants and Warrants will be limited.

Holders of the Pre-Funded Warrants and Warrants purchased in this offering will have no rights as shareholders until such holders exercise their Pre-Funded Warrants and Warrants and acquire our Ordinary Shares.

Until holders of the Pre-Funded Warrants and Warrants acquire Ordinary Shares upon exercise of the Pre-Funded Warrants and Warrants, holders of Pre-Funded Warrants and Warrants will have no rights with respect to the Ordinary Shares underlying such Pre-Funded Warrants and Warrants. Upon exercise of the Pre-Funded Warrants and Warrants, the holders will be entitled to exercise the rights of a shareholder of Ordinary Shares only as to matters for which the record date occurs after the exercise date.

The Pre-Funded Warrants and the Warrants are speculative in nature.

The Pre-Funded Warrants and Warrants offered hereby do not confer any rights of Ordinary Share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire Ordinary Shares at a fixed price. Specifically, commencing on the date of issuance, holders of the Pre-Funded Warrants may acquire the Ordinary Shares issuable upon exercise of such warrants at an exercise price of $0.0001 per share and holders of the Warrants may acquire Ordinary Shares issuable upon exercise of such warrants at an exercise price per share equal to $1.332. Moreover, following this offering, the market value of the Pre-Funded Warrants and the Warrants is uncertain and there can be no assurance that the market value of the Pre-Funded Warrants or the Warrants will equal or exceed their public offering price.

The Warrants may not have any value.

Each Warrant has an exercise price per share equal to $1.332. The Series B Warrants will expire five years from the Initial Exercise Date and the Series C warrants will expire 12 months from the Initial Exercise Date.  In the event the market price per Ordinary Share does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value.

Provisions of the Pre-Funded Warrants and Warrants offered by this prospectus could discourage an acquisition of us by a third party.

Certain provisions of the Pre-Funded Warrants and Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The Warrants and Pre-Funded Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Warrants and Pre-Funded Warrants. Further, the Warrants and Pre-Funded Warrants provide that, in the event of certain transactions constituting “fundamental transactions,” with some exceptions, holders of such warrants will have the right, at their option, to require us to repurchase such Warrants and Pre-Funded Warrants at a price described in such warrants. These and other provisions of the Pre-Funded Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

The exercise price of the Pre-Funded Warrants and Warrants offered by this prospectus will not be adjusted for certain dilutive events.

The exercise price of the Pre-Funded Warrants and Warrants offered by this prospectus is subject to adjustment for certain events, including, but not limited to, certain issuances of share capital, options, convertible securities and other securities. However, the exercise prices will not be adjusted for dilutive issuances of securities considered “excluded securities” and there may be transactions or occurrences that may adversely affect the market price of our Ordinary Shares or the market value of such Pre-Funded Warrants and Warrants without resulting in an adjustment of the exercise prices of such Pre-Funded Warrants and Warrants

The best efforts structure of this offering may have an adverse effect on our business plan.

The placement agent is offering the Ordinary Shares, Warrants and Pre-Funded Warrants in this offering on a best efforts basis. The placement agent is not required to purchase any securities, but will use their best efforts to sell the securities offered. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated or will result in any proceeds being made available to us or if consummated the amount of proceeds to be received. The success of this offering will impact our ability to use the proceeds to execute our business plan. An adverse effect on the business may result from raising less than anticipated, and from the fact that there is no minimum raise.

Purchasers who purchase our securities in this offering pursuant to the Securities Purchase Agreement may have rights not available to purchasers that purchase without the benefit of the Securities Purchase Agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into the Securities Purchase Agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under such Securities Purchase Agreement.

General Risk Factors

Our amended and restated articles of association provide that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit our shareholders’ ability to choose the judicial forum for disputes with us, our directors, shareholders, or other employees.

Our amended and restated articles of association provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for U.S. federal and state courts over all such Securities Act actions. Accordingly, both U.S. state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated articles of association provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, and our shareholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations promulgated under the Securities Act or the Exchange Act as a result of our exclusive forum provision.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to the foregoing provision of our amended and restated articles of association. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits, or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provision in our amended and restated articles of association. If a court were to find the exclusive forum provision contained in our amended and restated articles of association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and results of operations.

Although we believe the exclusive forum provision benefit us by providing increased consistency in the application of U.S. federal securities laws the Israeli Companies Law, or New York law, as applicable, in the types of lawsuits to which they apply, such exclusive forum provision may limit a shareholder’s ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs for disputes with us or any of our directors, shareholders, officers, or other employees, which may discourage lawsuits with respect to such claims against us and our current and former directors, shareholders, officers, or other employees.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus, constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures;

●	we must raise additional capital to fund our operations in order to continue as a going concern;

●	our ability to market and sell our products;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our ability to maintain our relationships with suppliers, manufacturers, and other partners;

●	our ability to maintain or protect the validity of our European, U.S., and other patents and other intellectual property;

●	our ability to retain key executive members;

●	our ability to internally develop and protect new inventions and intellectual property;

●	our ability to expose and educate the industry about the use of our products;

●	our expectations regarding our tax classifications;

●	interpretations of current laws and the passages of future laws;

●	general market, political, and economic conditions in the countries in which we operate including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East, such as the multi-front war Israel is facing; and

●	those factors referred to in “Item 3.D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects”, in our Annual Report generally.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We expect to receive approximately $4.0 million in gross proceeds from the sale of securities offered by us in this offering, assuming no sale of any Pre-Funded Warrants, based upon an assumed public offering price of $1.332 per Ordinary Share and accompanying Warrants, which was the last reported sale price on Nasdaq of our Ordinary Shares on April 24, 2025. However, because this is a reasonable best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, the actual offering amount, placement agent fees, and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus, and we may not sell all or any of the securities we are offering. As a result, we may receive significantly less in net proceeds. Based on the assumed offering price set forth above, we estimate that our net proceeds from the sale of 75%, 50%, 25% and 10% of the securities offered in this offering would be approximately $2.6 million, $1.6 million, $0.7 million, and $0.15 million, respectively, after deducting the estimated placement agent fees and estimated offering expenses payable by us, and assuming no issuance of any Pre-Funded Warrants and assuming no exercise of the Warrants. We will only receive additional proceeds from the exercise of the Warrants we are selling in this offering if the Warrants are exercised for cash. We cannot predict when or if these Warrants will be exercised. It is possible that these Warrants may expire and may never be exercised.

Each $0.20 increase (decrease) in the assumed public offering price of $1.332 per Ordinary Share and accompanying Warrants (which was the last reported sale price of our Ordinary Shares on the Nasdaq on April 24, 2025) would increase (decrease) the net proceeds to us from this offering by approximately $559 thousand assuming the number of securities offered, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated offering expenses payable by us and assuming no exercise of the Warrants and no issuance of any Pre-Funded Warrants. Each 500,000 share increase (decrease) in the number of securities offered by us in this offering would increase (decrease) the net proceeds to us from this offering by approximately $619 thousand, assuming that the price per Ordinary Share and accompanying Warrant remains at $1.332 (which was the last reported sale price of our Ordinary Shares on the Nasdaq on April 24, 2025), and after deducting the estimated offering expenses payable by us and assuming no exercise of the Warrants and no issuance of any Pre-Funded Warrants in the offering.

We currently intend to use the net proceeds from this offering for general and administrative corporate purposes, including working capital and capital expenditures. Regardless of the amount of proceeds received in this offering, the use of proceeds is expected to remain the same.

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our global marketing and sales efforts, the development of our products and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes than what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. Under the Companies Law, the repurchase of shares is considered a dividend distribution.

The Companies Law imposes further restrictions on our ability to declare and pay dividends. Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due, generally referred to as the Solvency Criteria. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution, generally referred to as the Earnings Criteria. In the event that we do not meet such Earnings Criteria, we may seek the approval of a court in order to distribute a dividend. The court may approve our request if it is convinced that we comply with the Solvency Criteria.

However, pursuant to regulations promulgated under the Companies Law applicable for Israeli companies whose shares are listed on stock exchanges outside of Israel, or the Exemptions Regulations, an Israeli company whose shares are listed outside of Israel is permitted to perform a distribution by way of repurchasing its own shares, even if the Earnings Criteria are not met, without the need for court approval. The exemption is subject to certain conditions, including, among others: (i) The distribution meets the Solvency Criteria; and (ii) no rejection was filed by any of the company’s creditors to the court. If any creditor objects to the distribution, the company will be required to obtain the court’s approval for the distribution.

Payment of dividends may be subject to Israeli withholding taxes (see “Taxation” for additional information).

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2024:

●	on an actual basis;

●	on a pro forma basis which gives effect to:

(i)	the issuance and sale of 477,627 Ordinary Shares from December 31, 2024 to the date of this prospectus under a sales agreement pursuant to an “at-the-market” offering;

(ii)	the issuance of an aggregate of 234,201 Ordinary Shares with respect to 234,201 restricted share units we have granted to employees from December 31, 2024 to the date of this prospectus; and

●	on a pro forma as adjusted basis to give further effect to the issuance and sale in this offering of Ordinary Shares and accompanying Series B Warrants and Series C Warrants at an assumed public offering price of $1.332 per Ordinary Share, which was the last reported sales price on Nasdaq of our Ordinary Shares on April 24, 2025, and assuming no sale of Pre-Funded Warrants, after deducting estimated placement agent fees and expenses and estimated offering expenses payable by us, as if the sale of the Ordinary Shares and accompanying Warrants had occurred on December 31, 2024.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. The below assumes that all of the Ordinary Shares offered hereby are sold, and that no Pre-Funded Warrants are issued in this offering which, if sold, would reduce the number of ordinary shares that we are offering on a one-for-one basis.

You should read this table in conjunction with the sections titled “Selected Financial Data” and our financial statements and related notes incorporated by reference in this prospectus.

	As of December 31, 2024
U.S. dollars in thousands	Actual	Pro forma	Pro forma as adjusted
Cash and cash equivalents	$4,101	$4,981	$8,466
Debt:
European Investment Bank (“EIB”) loan	4,303	4,303	4,303
Share based payment liability	300	-	-
Warrants’ liability	10	10	10
Total debt	$4,613	$4,313	$4,313
Shareholders’ equity:
Ordinary Shares, no par value- authorized 15,000,000 ; Issued and outstanding 8,094,791 as of December 31, 2024; 150,000,000 Ordinary Shares authorized 8,806,619 shares issued outstanding, pro forma and 150,000,000 Ordinary Shares authorized, 11,809,622 shares issued outstanding, pro forma as adjusted	124	124	124
Additional paid in capital	108,615	110,022	113,507
Foreign currency cumulative translation reserve	(2,053)	(2,053)	(2,053)
Accumulated deficit	(102,200)	(102,427)	(102,427)
Total equity	$4,486	$5,666	$9,151
Total capitalization	$9,099	$9,979	$13,464

The number of Ordinary Shares to be outstanding immediately after this offering as shown above is based on 8,806,619 Ordinary Shares outstanding as of April 24, 2025 and assumes that all of the Ordinary Shares offered hereby are sold and no Pre-Funded Warrants were sold. This number excludes:

●	an aggregate of 543,205 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between $0.01 to $247.10 per Ordinary Share, issued to directors, officers, service providers and employees; and

●	an aggregate of 1,371,495 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares, at exercise prices ranging between $5.0 to $16.66 per Ordinary Share, issued to certain investors in connection with private placements.

A $0.20 increase (decrease) in the assumed public offering price of $1.332 per Ordinary Share and accompanying Warrant would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents by approximately $0.6 million and increase (decrease) shareholders’ equity by approximately $0.6 million, assuming the offering of 3,003,003  Ordinary Shares and accompanying Warrants in this offering and no sale of Pre-Funded Warrants.

DILUTION

If you invest in our securities, your interest will be diluted immediately to the extent of the difference between the public offering price per Ordinary Share you will pay in this offering and the pro forma as adjusted net tangible book value per Ordinary Share after this offering. As of December 31, 2024, we had a net tangible book value of $4.5 million, corresponding to a net tangible book value of $0.55 per Ordinary Share. Net tangible book value per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 8,094,791, the total number of Ordinary Shares issued and outstanding as of December 31,2024.

Our pro forma net tangible book value as of December 31, 2024, would have been approximately $5.7 million, representing approximately $0.64 per Ordinary Share. Pro forma net tangible book value per Ordinary Share represents the amount of our total tangible assets less our total liabilities, divided by 8,806,619 the total number of Ordinary Shares issued and outstanding on April 24, 2025, after giving effect to (i) the issuance and sale of 477,627 Ordinary Shares from December 31, 2024 to the date of this prospectus under  a sales agreement pursuant to an “at-the-market” offering; and (ii) the issuance of an aggregate of 234,201 Ordinary Shares with respect to 234,201 restricted share units we have granted to employees from December 31, 2024 to the date of this prospectus.

After giving effect to the sale of the Ordinary Shares and accompanying Warrants offered by us in this offering and after deducting the estimated placement agent fees and expenses and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value estimated at December 31, 2024 would have been approximately $9.2 million, representing $0.77 per Ordinary Share. At the assumed public offering price for this offering of $1.332 per Ordinary Share and accompanying Warrant, which was the last reported sale price on Nasdaq of our Ordinary Shares on April 24, 2025, set forth on the cover page of this prospectus, this represents an immediate increase in historical net tangible book value of $0.13 per Ordinary Share to existing shareholders and an immediate dilution in net tangible book value of $0.56 per Ordinary Share to purchasers of Ordinary Shares in this offering. Dilution for this purpose represents the difference between the price per Ordinary Share paid by these purchasers and pro forma net tangible book value per Ordinary Share immediately after the completion of this offering.

The following table illustrates this dilution on a per Ordinary Share basis to purchasers of Ordinary Shares in this offering:

Assumed public offering price per Ordinary Share	$1.332
Net tangible book value per Ordinary Share as of December 31, 2024	$0.55
Pro forma net tangible book value per Ordinary Share	$0.64
Increase in pro forma as adjusted net tangible book value per Ordinary Share attributable to new investors	$0.13
Pro forma as adjusted net tangible book value per Ordinary Share	$0.77
Dilution per Ordinary Share to new investors	$0.56
Percentage of dilution in net tangible book value per Ordinary Share for new investors	42%

The dilution information set forth in the table above is illustrative only, assumes no Pre-Funded Warrants are sold in this offering, and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

A $0.20 increase or decrease in the assumed public offering price of $1.332 per Ordinary Share would increase or decrease our pro forma as adjusted net tangible book value after this offering by approximately $0.6 million and the as adjusted net tangible book value per Ordinary Share after this offering by $0.05 and would increase or decrease the dilution per Ordinary Share to new investors by $0.05, assuming the number of Ordinary Shares and accompanying Warrants offered by us, as set forth on the cover page of this prospectus remains the same, and no sale of any Pre-Funded Warrants, after deducting the estimated placement agent fees and expenses and estimated offering expenses payable by us.

We may also increase or decrease the number of the Ordinary Shares and accompanying Warrants we are offering. An increase or decrease of 500,000 in the number of the Ordinary Shares and accompanying Warrants offered by us in this offering would increase or decrease our pro forma as adjusted net tangible book value after this offering by approximately $0.6 million and the as adjusted net tangible book value per Ordinary Share after this offering by $0.02 per Ordinary Share and would increase or decrease the dilution per Ordinary Share to new investors by $0.02, assuming the assumed public offering price remains the same, after deducting estimated placement agent fees and expenses and estimated offering expenses payable by us, and assuming no sale of any Pre-Funded Warrants.

The number of Ordinary Shares to be outstanding immediately after this offering as shown above is based on 8,806,619 Ordinary Shares outstanding as of April 24, 2025 and assumes that all of the Ordinary Shares offered hereby are sold and no Pre-Funded Warrants were sold. This number excludes:

●	an aggregate of 543,205 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between $0.01 to $247.10 per Ordinary Share, issued to directors, officers, service providers and employees; and

●	an aggregate of 1,371,495 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares, at exercise prices ranging between $5.00 to $16.66 per Ordinary Share, issued to certain investors in connection with private placements.

Unless otherwise indicated, all information in this prospectus assumes that we sell only Ordinary Shares and accompanying Warrants and not any Pre-Funded Warrants and that none of the Warrants issued in this offering are exercised.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital, provisions of our amended and restated articles of association as may be amended and restated from time to time, and Israeli law are summaries and do not purport to be complete, and is qualified in its entirety by reference to, the provisions of our amended and restated articles of association as well as the Israeli law and any other documents referenced in the summary and from which the summary is derived.

On April 2, 2025, we convened a special general meeting in which our shareholders voted upon and approved an increase to our authorized share capital from 15,000,000 to 150,000,000 Ordinary Shares, and to restate our amended and restated articles of association to reflect the same. As of April 8, 2025, our authorized share capital consisted of 150,000,000 Ordinary Shares, of which 8,806,619 Ordinary Shares were issued and outstanding. All of our outstanding Ordinary Shares have been validly issued, fully paid, and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

Our registration number with the Israeli Registrar of Companies is 514720374.

Ordinary Shares

In the last three years, we have issued an aggregate of 7,435,986 Ordinary Shares in several private placements, public offerings, rights offerings and exercise of employees’ stock options for aggregate net proceeds of approximately $25,355 thousand (in each case based on the exchange rate of the NIS and dollar applicable on the day of the closing of the respective transaction).

Options

In the last three years, we have granted options to purchase an aggregate of 477,685 Ordinary Shares to officers, service providers, beneficial owner and employees with exercise prices ranging from $0.01 to $247.10 per share. No Ordinary Shares were issued upon exercises of such options in the last three years.

Warrants

In the last three years, we have granted warrants to purchase an aggregate of 1,386,317 Ordinary Shares to investors with exercise prices ranging from $5.0 to $16.66 per share. No Ordinary Shares were issued upon exercises of such warrants in the last three years.

Pre-Funded Warrants

In the last three years, we have granted Pre-Funded Warrants to purchase an aggregate of 664,156 Ordinary Shares to investors with exercise price from $0.0001 to NIS 6.0 (approximately $1.6) per share. A total of 664,156 Ordinary Shares were issued upon exercises of such warrants in the last three years.

Our Amended and Restated Articles of Association

Purposes and Objects of the Company

Our purpose is set forth in Article 3 of our amended and restated articles of association and includes every lawful purpose.

The Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our board of directors may exercise all powers that are not required under the Companies Law or under our amended and restated articles of association to be exercised or taken by our shareholders.

Rights Attached to Shares

Each Ordinary Share in our share capital has equal rights, for all intents and purposes, to every other Ordinary Share, including the right to dividends, bonus shares and a share of the division of the company’s surplus assets upon liquidation, without taking into account any premium that was paid for it, all of which subject to the provisions of the article of association.

Each of the Ordinary Shares entitles its owner to the right to participate in the general meeting of the company and to one vote on a resolution.

Election of Directors

Under our amended and restated articles of association, the board of directors is to consist of not less than three (3) and not more than nine (9) directors.

Our amended and restated articles of association provide for a split of the board of directors into three classes with staggered three-year terms (excluding external directors). At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire. The director whom is to be retired and re-elected shall be the director that served the longest period since its appointment or last re-election or, if more than one director served the longest time, or if a director who is not to be re-elected agrees to be re-elected, the meeting of the board of directors which sets the date and agenda for the annual general meeting (acting by a simple majority) will decide which of such directors will be brought for re-election at the relevant general meeting.

In addition, if a director’s office becomes vacant, the remaining serving directors may continue to act in any manner, provided that the number of the serving directors shall not be less than three (3). If the number of directors is fewer than three, the Board of Directors may only act in an emergency or to fill the director vacancy so that there are up to three directors, but not for any other purpose.

External directors are elected by a majority vote at a shareholders’ meeting, as long as either:

●	at least a majority of the shares held by shareholders who are not controlling shareholders and do not have a personal interest in the appointment (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

●	the total number of shares voted against the election of the external director, does not exceed 2% of the aggregate voting rights of the company.

The Companies Law provides for an initial three-year term for an external director. Thereafter, an external director may be re-elected by shareholders to serve in that capacity for up to two additional three-year terms, provided that certain conditions, as described in the Companies Law, are met.

Notwithstanding the above, the term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the Nasdaq Stock Market, may be extended indefinitely in increments of additional three-year terms, in each case provided that the audit committee and the board of directors of the company confirmed and presented to the general shareholders meeting that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the re-election for such additional period(s) is beneficial to the company, and provided that the external director is re-elected subject to the same shareholder vote requirements as if elected for the first time (as described above). Prior to the approval of the re-election of the external director at a general shareholders meeting, our shareholders must be informed of the term previously served by him or her and of the reasons why the board of directors and audit committee recommended the extension of his or her term.

Annual and Special Meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our board of directors, that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our amended and restated articles of association as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or such number of directors equal to one-quarter of the members of the directors then at office and/or (ii) one or more shareholders holding, in the aggregate, either (a) five percent (5%) or more of our outstanding issued shares and one percent (1%) or more of our outstanding voting power or (b) five percent (5%) or more of our outstanding voting power, or the Non Exempted Holding, however, under the Exemptions Regulations, the board of directors of an Israeli company whose shares are listed outside of Israel, shall convene a special meeting at the request of (i) one or more shareholders holding at least ten percent (10%) of the issued and outstanding share capital instead of five percent (5%) in the past, and at least one percent (1%) of the voting rights in the company, or (ii) one or more shareholders holding at least ten percent (10%) of the voting rights in the company, provided that if the applicable law as applicable to companies incorporated in the country which the Company is listed for trade, establishes a right to demand convening of such a meeting for those holding a percentage of holdings lower than ten percent (10%), then the Non Exempted Holding shall apply.

Under the Companies Law, one or more shareholders holding at least one percent 1% of the voting rights at the general meeting may request that the Board of Directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting (and in case of a proposed additional agenda item for nominating or removing a director, at least five percent (5%) of the outstanding voting rights of the Company). Under the Exemptions Regulations, one or more shareholders of an Israeli company whose shares are listed outside of Israel, may request the company’s board of directors to include an appointment of a candidate for a position on the board of directors or the termination of a board member, as an item on the agenda of a future general meeting (if the company sees fit), provided that the shareholder holds at least five percent (5%) of the voting rights of the company (instead of one percent (1%) in the past).

However, any such shareholder may make such a request for nomination of directors only if a notice of such shareholder’s intent to make such nomination has been given to our board of directors in accordance with the regulations promulgated under the Companies Law and our amended and restated articles of association. Any such notice must include certain information, including the consent of the proposed director nominee to serve as our director if elected, and a declaration that the nominee signed declaring that he or she possesses the requisite skills and has the availability to carry out his or her duties. Additionally, the nominee must provide details of such skills, demonstrate an absence of any limitation under the Companies Law that may prevent his or her election, and affirm that all of the required election-information is provided to us, pursuant to the Companies Law.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by our board of directors, which according to the Companies Law may be between four (4) and sixty (60) days prior to the date of the meeting, as applicable according to the matters on the general meeting agenda. According to the Companies Law, resolutions regarding the following matters must be approved at a general meeting of our shareholders:

●	amendments to our amended and restated articles of association;

●	the exercise of our board of directors powers by a general meeting if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors (other than in the cases specified in our amended and restated articles of association);

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law and any other applicable law;

●	increases or reductions of our authorized share capital;

●	a merger (as such term is defined in the Companies Law); and

●	dissolution of the company by the court, voluntary dissolution, or by voluntary dissolution in an expedited procedure.

Notices

The Companies Law, the regulations promulgated thereunder, and the governing terms of notice and publication of shareholder meetings of public companies require that a notice of any annual or special shareholders meeting be provided at least 14 or 21 days prior to the meeting, as the case may be, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with officeholders or interested or related parties, approval of our Chief Executive Officer to serve as the chairman of the board of directors and vice versa, or approval of a merger, notice must be provided at least 35 days prior to the meeting.

Pursuant to our amended and restated articles of association, we are not required to deliver or serve notice of a general meeting or of any adjournments thereof to any shareholder. However, subject to applicable law and stock exchange rules and regulations, we will publicize the convening of a general meeting in any manner reasonably determined by us, and any such publication shall be deemed duly made, given, and delivered to all shareholders on the date on which it is first made, posted, filed or published in the manner so determined by us in our sole discretion.

Quorum

According to our amended and restated articles of association and as permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights within half an hour of the time determined for starting the meeting. If within half an hour from the time appointed for the meeting a quorum is not present, then without any further notice the meeting shall be adjourned either (i) to the same day in the next week, at the same time and place, (ii) to such day and at such time and place as indicated in the notice to such meeting (which may be earlier or later than the date pursuant to clause (i) above), or (iii) to such day and at such time and place as the chairperson of the meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, if the original meeting was convened upon requisition under Section 63 of the Companies Law, one or more Shareholders, present in person or by proxy, and holding the number of shares required for making such requisition, shall constitute a quorum, but in any other case any Shareholder (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

Adoption of Resolutions

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote unless otherwise required under the Companies Law or our amended and restated articles of association. A shareholder may vote in a general meeting in person, by proxy, by written ballot or in any other manner detailed in our amended and restated articles of association.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by the holders of a majority of the shares of that class present a general meeting of the affected class or by a written consent of all the shareholders of the affected class.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in the Company

There are no limitations on the right to own our securities, except that citizens of countries that are in a state of war with Israel may not be recognized as owners of our Ordinary Shares.

Provisions Restricting Change in Control of the Company

Our amended and restated articles of association provide for a staggered board of directors, which mechanism may delay, defer or prevent a change of control of our board of directors. Other than that, there are no specific provisions of our amended and restated articles of association that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to a merger, acquisition or corporate restructuring involving us (or any of our subsidiaries). However, as described below, certain provisions of the Companies Law may have such effect.

The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and unless certain requirements described under the Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger will be subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders instead. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger and may further give instructions to secure the rights of creditors. If the transaction would have been approved by the shareholders of a merging company but did not receive the separate approval of each class or the exclusion of the votes of certain shareholders or receive the approval of the general meeting of the shareholders, as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that, subject to certain exceptions, an acquisition of shares in an Israeli public company must be made by means of a “special” tender offer if as a result of the acquisition (1) the purchaser would become a holder of 25% or more of the voting rights in the company unless there is already another holder of at least 25% or more of the voting rights in the company or (2) the purchaser would become a holder of 45% or more of the voting rights in the company unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to our outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

However, under the Exemptions Regulations, the aforesaid limitations regarding a “special” tender offer do not apply for an Israeli company whose shares are listed outside of Israel, provided that if the applicable law as applicable to companies incorporated in the country which the Company is listed for trade, provide a restriction on the acquisition of control of any proportion of the company or that the acquisition of control of any proportion requires the purchaser to also offer a purchase offer to shareholders from among the public.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of an Israeli company’s outstanding shares or of a certain class of shares, the acquisition must be made by means of a tender offer for all of the outstanding shares, or for all of the outstanding shares of such class, as applicable. In general, if less than 5% of the outstanding shares, or of the applicable class, are not tendered in the tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Any shareholders that were an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may request, by petition to an Israeli court, (i) appraisal rights in connection with a full tender offer, and (ii) that the fair value should be paid as determined by the court, for a period of six months following the acceptance thereof. However, the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his, her or its Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Exclusive Forum

Our articles of association provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions, and accordingly, both state and federal courts have jurisdiction to entertain such claims. While the federal forum provision in our articles of association does not restrict the ability of our shareholders to bring claims under the Securities Act, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs, which may discourage the filing of claims under the Securities Act against the Company, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our amended and restated articles of association. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provision of our amended and restated articles of association described above. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which has not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

We are offering up to 3,003,003 Ordinary Shares, or Pre-Funded Warrants in lieu of Ordinary Shares, along with Series B Warrants to purchase up to 3,003,003  Ordinary Shares and Series C Warrants to purchase up to 3,003,003 Ordinary Shares. For each Pre-Funded Warrant we sell, the number of Ordinary Shares we are offering will be decreased on a one-for-one basis. Each Ordinary Share or Pre-Funded Warrant is being sold together with a Series B Warrant and, a Series C Warrant each to purchase one Ordinary Share. The Ordinary Shares or Pre-Funded Warrants and accompanying Warrants will be issued separately. We are also registering the Ordinary Shares issuable from time to time upon exercise of the Pre-Funded Warrants offered hereby and the Warrants offered hereby.

Ordinary Shares

The material terms and provisions of our Ordinary Shares are described above under the caption “Description of Share Capital” in this prospectus.

Series B Warrants

The following summary of certain terms and provisions of the Series B Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series B Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Series B Warrants for a complete description of the terms and conditions of the Series B Warrants.

Duration and Exercise Price. Each Series B Warrant offered hereby will have an initial exercise price per share equal to $1.332. The Series B Warrants will be immediately exercisable and will expire on the fifth anniversary of the Initial Exercise Date. The exercise price and number of Ordinary Shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Ordinary Shares and the exercise price. The Series B Warrants will be issued separately from the Ordinary Shares and will be held separately immediately thereafter. A Series B Warrant to purchase one Ordinary Share will be issued for every Ordinary Share or Pre-Funded Warrant to purchase one share purchased in this offering.

Exercisability. The Series B Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Ordinary Shares purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of the Series B Warrant to the extent that the holder would own more than 4.99% of the outstanding Ordinary Shares immediately after exercise, except that upon at least 61 days prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares after exercising the holder’s Series B Warrants up to 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series B Warrants. No fractional Ordinary Shares will be issued in connection with the exercise of a Series B Warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its Series B Warrants, a registration statement registering the issuance of the Ordinary Shares underlying the Series B Warrants under the Securities Act is not then effective or available for the issuance of such Ordinary Shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price and subject to the value of the shares being paid up, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Ordinary Shares determined according to a formula set forth in the Series B Warrants.

Transferability. Subject to applicable laws, a Series B Warrant may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Series B Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the Series B Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Series B Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Series B Warrants will be limited.

Right as a Shareholder. Except as otherwise provided in the Series B Warrants or by virtue of such holder’s ownership of our Ordinary Shares, the holders of the Series B Warrants do not have the rights or privileges of holders of our Ordinary Shares, including any voting rights, until they exercise their Series B Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Series B Warrants and generally including (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation with or into another person, (ii) we (or any of our subsidiaries), directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of our outstanding Ordinary Shares or more than 50% of the voting power of our common equity, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding Ordinary Shares or more than 50% of the voting power of our common equity, then, upon any subsequent exercise of the Series B Warrant, the holder shall have the right to receive, for each Ordinary Share underlying a Series B Warrant that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, at the option of the holder, the number of Ordinary Shares of the successor or acquiring corporation or of us, if we are the surviving corporation, and any additional consideration, or the Alternate Consideration, receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares for which the Series B Warrant is exercisable immediately prior to such fundamental transaction.

Notwithstanding anything to the contrary, in the event of a fundamental transaction, we or any successor entity shall, at the holder’s option, within thirty (30) days after, the consummation of the fundamental transaction (or, if later, the date of the public announcement of the applicable fundamental transaction), purchase the Series B Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the Series B Warrant) of the remaining unexercised portion of the Series B Warrant on the date of the consummation of such fundamental transaction; however, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive from us or any successor entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Series B Warrant, that is being offered and paid to the holders of our Ordinary Shares in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Ordinary Shares are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction; provided, further, that if holders of our Ordinary Shares are not offered or paid any consideration in such fundamental transaction, such holders of Ordinary Shares will be deemed to have received Ordinary Shares of the successor entity (which entity may be us following such fundamental transaction) in such fundamental transaction.

Series C Warrants

The following summary of certain terms and provisions of Series C Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series C Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Series C Warrants for a complete description of the terms and conditions of the Series C Warrants.

Duration and Exercise Price. Each Warrant offered hereby will have an initial exercise price per share equal to $1.332. The Warrants will be immediately exercisable and will expire twelve (12) months from the Initial Exercise Date. The exercise price and number of Ordinary Shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Ordinary Shares and the exercise price. The Series C Warrants will be issued separately from the Ordinary Shares and will be held separately immediately thereafter. A Series C Warrant to purchase one Ordinary Share will be issued for every Ordinary Share or Pre-Funded Warrant to purchase one share purchased in this offering.

Exercisability. The Series C Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Ordinary Shares purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of the Series C Warrant to the extent that the holder would own more than 4.99% of the outstanding Ordinary Shares immediately after exercise, except that upon at least 61 days prior notice from the holder to us, the holder may increase the amount of ownership of outstanding shares after exercising the holder’s Series C Warrants up to 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series C Warrants. No fractional Ordinary Shares will be issued in connection with the exercise of a Series C Warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its Series C Warrants, a registration statement registering the issuance of the Ordinary Shares underlying the Series C Warrants under the Securities Act is not then effective or available for the issuance of such Ordinary Shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price and subject to the value of the shares being paid up, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Ordinary Shares determined according to a formula set forth in the Series C Warrants.

Transferability. Subject to applicable laws, a Series C Warrant may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Series C Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the Series C Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Series C Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Series C Warrants will be limited.

Right as a Shareholder. Except as otherwise provided in the Series C Warrants or by virtue of such holder’s ownership of our Ordinary Shares, the holders of the Series C Warrants do not have the rights or privileges of holders of our Ordinary Shares, including any voting rights, until they exercise their Series C Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Series C Warrants and generally including (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation with or into another person, (ii) we (or any of our subsidiaries), directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of our outstanding Ordinary Shares or more than 50% of the voting power of our common equity, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding Ordinary Shares or more than 50% of the voting power of our common equity, then, upon any subsequent exercise of the Series C Warrant, the holder shall have the right to receive, for each Ordinary Share underlying a Series C Warrant that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, at the option of the holder, the number of Ordinary Shares of the successor or acquiring corporation or of us, if we are the surviving corporation, and any additional consideration, or the Alternate Consideration, receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares for which the Series C Warrant is exercisable immediately prior to such fundamental transaction.

Notwithstanding anything to the contrary, in the event of a fundamental transaction, we or any successor entity shall, at the holder’s option, within thirty (30) days after, the consummation of the fundamental transaction (or, if later, the date of the public announcement of the applicable fundamental transaction), purchase the Series C Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the Series C Warrant) of the remaining unexercised portion of the Series C Warrant on the date of the consummation of such fundamental transaction; however, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive from us or any successor entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Series C Warrant, that is being offered and paid to the holders of our Ordinary Shares in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Ordinary Shares are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction; provided, further, that if holders of our Ordinary Shares are not offered or paid any consideration in such fundamental transaction, such holders of Ordinary Shares will be deemed to have received Ordinary Shares of the successor entity (which entity may be us following such fundamental transaction) in such fundamental transaction.

Pre-Funded Warrants

The following summary of certain terms and provisions of Pre-Funded Warrants that are being offered in this offering is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrants for a complete description of the terms and conditions of the Pre-Funded Warrant.

Duration and Exercise Price. Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.0001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of Ordinary Shares issuable upon exercise is subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our Ordinary Shares and the exercise price.

Exercisability. The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Ordinary Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrants to the extent that the holder would own more than 9.99% of the outstanding Ordinary Shares immediately after exercise. No fractional shares of Ordinary Shares will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole Ordinary Share.

Cashless Exercise. If, at the time a holder exercises its Pre-Funded Warrants, a registration statement registering the issuance of the Ordinary Shares underlying the Pre-Funded Warrants under the Securities Act is not then effective or available for the issuance of such Ordinary Shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price and subject to the value of the shares being paid up, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Ordinary Shares determined according to a formula set forth in the Pre-Funded Warrants.

Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrants to us together with the appropriate instruments of transfer.

Exchange Listing. We do not intend to list the Pre-Funded Warrants on Nasdaq or any other national securities exchange or nationally recognized trading system. The Ordinary Shares issuable upon exercise of the Pre-Funded Warrants are currently listed on Nasdaq.

Right as a Shareholder. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of Ordinary Shares, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our Ordinary Shares, including any voting rights, until they exercise their Pre-Funded Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Warrants and generally including (i) our merger or consolidation with or into another person, (ii) the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, (iii) any purchase offer, tender offer or exchange offer pursuant to which holders of our Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of our outstanding Ordinary Shares, (iv) any reclassification, reorganization or recapitalization of our shares of Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, or (v) any stock or share purchase agreement or other business combination with another person or group of persons whereby such other person or group acquires more than 50% of our outstanding Ordinary Shares, the holders shall have the right to receive the number of Ordinary Shares for which the Warrant is exercisable immediately prior to the occurrence of such fundamental transaction of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction.

Amendment to the Prior Warrants

In connection with this offering, we may enter into privately negotiated agreements with the holders of the Prior Warrants to, among other things, reduce the exercise price of such Prior Warrants to that of the Warrants being offered and sold in this offering and to extend the current expiration date of the Prior Warrants to the expiration date of the Warrants being offered and sold in this offering.

TAXATION

Tax Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, we believe a Pre-Funded Warrant should be treated as an ordinary share for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of our ordinary shares, as described below (except as otherwise noted below). However, our characterization is not binding on the U.S. Internal Revenue Services, or IRS, and the IRS may treat the Pre-Funded Warrants as warrants to acquire our ordinary shares. If so, the tax consequences, including the amount and character of your gain, with respect to an investment in our Pre-Funded Warrants could change. Accordingly, each U.S. Holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes unless otherwise noted.

Sale, Exchange or Other Taxable Disposition of Ordinary Shares or Pre-Funded Warrants. Subject to the discussion under “Passive Foreign Investment Company” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 4, 2025, a U.S. Holder generally will recognize capital gain or loss upon the sale, exchange, or other taxable disposition of our ordinary shares or Pre-Funded Warrants in an amount equal to the difference between the amount realized on the sale, exchange, or other taxable disposition and the U.S. Holder’s adjusted tax basis (determined under U.S. federal income tax rules) in such ordinary shares or Pre-Funded Warrants . This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in our ordinary shares or Pre-Funded Warrants exceeds one year. Preferential tax rates for long-term capital gain (currently, with a maximum rate of 20%) will apply to individual U.S. Holders. The deductibility of capital losses is subject to limitations. The gain or loss generally will be income or loss from sources within the United States for U.S. foreign tax credit purposes, subject to certain possible exceptions under the U.S.-Israel Tax Treaty. The additional 3.8% “net investment income tax” (described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 4, 2025) may apply to gains recognized upon the sale, exchange, or other taxable disposition of our ordinary shares or Pre-Funded Warrants by certain U.S. Holders who meet certain modified adjusted gross income thresholds.

U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of receiving currency other than U.S. dollars upon the disposition of their ordinary shares or Pre-Funded Warrants.

Exercise and Expiration of Pre-Funded Warrants. In general, a U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes upon the exercise of Pre-Funded Warrants into ordinary shares. The U.S. federal income tax treatment of a cashless exercise of Pre-Funded Warrants into our ordinary shares is unclear. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Pre-Funded Warrants.

The expiration of a Pre-Funded Warrant will generally be treated as if the U.S. Holder sold or exchanged the warrant and recognized a capital loss equal to the U.S. Holder’s tax basis in the Pre-Funded Warrant.

Certain Adjustments to the Pre-Funded Warrants. Under Section 305 of the Code, an adjustment to the number of ordinary shares issued on the exercise of the Pre-Funded Warrants, or an adjustment to the exercise price of the Pre-Funded Warrants, may be treated as a constructive distribution to a U.S. Holder of the Pre-Funded Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our shareholders). U.S. Holders should consult their tax advisors regarding the proper treatment of any adjustments to and distributions on the Pre-Funded Warrants.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES OR PRE-FUNDED WARRANTS IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

A.G.P./Alliance Global Partners, which we refer to herein as the placement agent, has agreed to act as our sole placement agent in connection with this offering subject to the terms and conditions of the placement agency agreement dated       , 2025. The placement agent is not purchasing or selling any of the Ordinary Shares and accompanying Warrants and/or Pre-Funded Warrants and accompanying Warrants offered by this prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of Ordinary Shares and accompanying Warrants and/or Pre-Funded Warrants and accompanying Warrants, but they have agreed to use their best efforts to arrange for the sale of all of the Ordinary Shares and accompanying Warrants and/or Pre-Funded Warrants and accompanying Warrants offered hereby. We will enter into a Securities Purchase Agreement directly with certain institutional investors, at the investor’s option, who purchase our Ordinary Shares and accompanying Warrants and/or Pre-Funded Warrants and accompanying Warrants in this offering. Investors who do not enter into the Securities Purchase Agreement shall rely solely on this prospectus in connection with the purchase of our Ordinary Shares and accompanying Warrants and/or Pre-Funded Warrants and accompanying Warrants in this offering.

We will deliver the Ordinary Shares and accompanying Warrants and/or Pre-Funded Warrants and accompanying Warrants being issued to the investors upon receipt of investor funds for the purchase of the Ordinary Shares and accompanying Warrants and/or Pre-Funded Warrants and accompanying Warrants offered pursuant to this prospectus. We expect to deliver the Ordinary Shares and accompanying Warrants and/or Pre-Funded Warrants and accompanying Warrants being offered pursuant to this prospectus on or about             , 2025.

We have agreed to indemnify the placement agent and specified other persons against specified liabilities, including liabilities under the Securities Act and to contribute to payments the placement agent may be required to make in respect thereof.

Fees and Expenses

This offering is being conducted on a “best efforts” basis and the placement agent has no obligation to buy any of the Ordinary Shares and accompanying Warrants and/or Pre-Funded Warrants and accompanying Warrants from us or to arrange for the purchase or sale of any specific number or dollar amount of Ordinary Shares and accompanying Warrants and/or Pre-Funded Warrants and accompanying Warrants. We have agreed to pay the placement agent the fees set forth in the table below.

		Per Ordinary Share and Accompanying Warrants		Per Pre- Funded Warrant and Accompanying Warrants		Total
Public offering price	$		$		$
Placement agent fees (1)	$		$		$
Proceeds to us (before expenses)	$		$		$

(1)	We have agreed to pay to the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in this offering, with certain limited exceptions, including (a) a credit back to us of 2.0% of the aggregate gross proceeds raised in this offering from certain investors, and (b) a placement agent fee of 3.5% of the aggregate gross proceeds raised in this offering for any investment by a certain investor (or its affiliates) with a substantial, pre-existing relationship with us.

(2)	Does not give any effect to any exercise of the Warrants and/or Pre-Funded Warrants being issued in this offering.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual aggregate cash placement fee, if any, is not presently determinable and may be substantially less than the maximum amount set forth above.

We estimate the total expenses payable by us for this offering to be approximately $515,437, which amount includes: (i) a placement agent fee of $280,000, assuming the purchase of all of the Ordinary Shares and accompanying Warrants and/or Pre-Funded Warrants and accompanying Warrants we are offering, which is equal to 7.0% of the aggregate gross proceeds raised in this offering (ii) a non-accountable expense allowance payable to the placement agent, which shall not exceed $10,000; (iii) reimbursement of the out-of-pocket accountable legal expenses of the placement agent of up to $65,000 (none of which has been paid in advance); and (iv) other estimated expenses of approximately $160,437, which include our legal, accounting, and printing costs and various fees associated with the registration and listing of our Ordinary Shares. We have agreed to pay to the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in this offering, with certain limited exceptions, including (a) a credit back to us of 2.0% of the aggregate gross proceeds raised in this offering from certain investors, and (b) a placement agent fee of 3.5% of the aggregate gross proceeds raised in this offering for any investment by a certain investor (or its affiliates) with a substantial, pre-existing relationship with us.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(ii) of the Securities Act. and any commissions received by the placement agent and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the placement agent acting as principal. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Lock-Up Agreements

Our directors and officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of our capital stock or securities convertible into, or exchangeable or exercisable for, our capital stock during a period ending 30 days after the date of this prospectus, without first obtaining the written consent of the placement agent, subject to certain exceptions. Specifically, these individuals have agreed, in part, not to:

●	offer, pledge, sell, contract to sell or otherwise dispose of our capital stock or any securities convertible into or exercisable or exchangeable for our capital stock;

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction is to be settled by delivery of our securities or in cash;

●	make any demand for or exercise any right registration of any of our capital stock; or

●	publicly disclose the intention to make any offer, sale, pledge or disposition of, or to enter into any transaction, swap, hedge, or other arrangement relating to any of our capital stock.

Notwithstanding these limitations, our capital stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

We have agreed with the placement agent to be subject to a lock-up period of  thirty (30) days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, subject to certain limited exceptions, we may not, without the prior written consent of the placement agent: (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Ordinary Shares or Ordinary Shares equivalents or (ii) file any registration statement or amendment or supplement thereto, other than the preliminary prospectus or the prospectus related to this offering or a registration statement on Form S-8 in connection with any employee benefit plan.

In addition, we have agreed that for a period of sixty (60) days after the closing of the offering, we shall be prohibited from effecting or entering into an agreement to effect any issuance of Ordinary Shares or ordinary share equivalents (or a combination of units thereof) involving a variable rate transaction, subject to certain exceptions including any sale of Ordinary Shares under our Sales Agreement, dated June 9, 2023, between us and A.G.P. (or any amendment of such agreement) or at a price per share greater than $1.25 under certain conditions.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the placement agent based on the trading of our Ordinary Shares prior to this offering.

Listing

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “BNRG.” There is no established public trading market for the Warrants or the Pre-Funded Warrants, and we do not expect a market to develop. We do not plan on making an application to list the Warrants or the Pre-Funded Warrants on Nasdaq, any securities exchange or any recognized trading system.

Discretionary Accounts

The placement agent does not intend to confirm sales of the Ordinary Shares offered hereby to any accounts over which they have discretionary authority.

Other Activities and Relationships

The placement agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. On June 9, 2023, we entered into a Sales Agreement with A.G.P./Alliance Global Partners, or the Sales Agent, pursuant to which we may offer and sell Ordinary Shares, from time to time, to or through the Sales Agent as agent or principal Ordinary Shares in an “at the market offering”, as defined in Rule 415(a)(4) promulgated under the Securities Act, for an aggregate offering price of up to $9.35 million. We have agreed to pay the Sales Agent a commission equal to 3.0% of the gross sales price per share sold pursuant to the terms of the Sales Agreement. We are not obligated to sell any Ordinary Shares under the Sales Agreement and no assurance can be given as to the price or number of such shares that we will sell or the dates on which any such sales will take place. As of April 24, 2025, we have sold 4,225,860 Ordinary Shares under the Sales Agreement for aggregate gross proceeds of $8.1 million.

In addition, on January 22, 2024, we entered into a securities purchase agreement with a U.S.-based institutional investor, or the January 2024 Offering, for the issuance and sale of 240,000 Ordinary Shares, warrants to purchase up to 888,890 Ordinary Shares, or the January 2024 Warrants, and pre-funded warrants to purchase up to 648,890 Ordinary Shares, or the January 2024 Pre-Funded Warrants, at a price of $4.50 per Ordinary Share and accompanying January 2024 Warrant, less $0.0001 per Pre-Funded Warrant, for aggregate gross proceeds of approximately $4.0 million, before deducting placement agent fees and other offering expenses. In connection with the January 2024 Offering, on January 22, 2024, we entered into a placement agency agreement with A.G.P., pursuant to which we agreed to pay AGP, as the placement agent, an aggregate cash fee equal to 7.0% of the gross proceeds received by us in the January 2024 Offering; however in the case of certain identified investors, we agreed to pay a cash fee equal to 3.5% of the gross proceeds. We also agreed to pay AGP, as the placement agent, $105,000 for accountable expenses and $25,000 for non-accountable expenses.

In the ordinary course of their various business activities, the placement agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the placement agent or its affiliates enter into a lending relationship with us, they will routinely hedge their credit exposure to us consistent with their customary risk management policies. The placement agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the ordinary shares offered hereby. Any such short positions could adversely affect future trading prices of our Ordinary Shares offered hereby. The placement agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

This prospectus in electronic format may be made available on a website maintained by the placement agent, and the placement agent may distribute this prospectus electronically.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement or the Securities Purchase Agreement, copies of which are attached as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information.”

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the placement agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPENSES

Set forth below is an itemization of the total expenses, excluding placement agent fees, incurred and paid in connection with the offer and sale of our securities by us pursuant to this offering and including the securities remaining covered by this prospectus. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates:

SEC registration fee	$1,837
FINRA filing fee	$1,400
Printer fees and expenses	$2,200
Legal fees and expenses	$120,000
Reimbursement of placement agent’s legal and other expenses	$75,000
Accounting and professional fees and expenses	$35,000
Total	$235,437

LEGAL MATTERS

Certain legal matters concerning the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel. Certain legal matters related to the offering will be passed upon for the placement agent by Blank Rome LLP, New York, New York.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1C to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Israel (Har-Even & Co.), Tel Aviv, Israel, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of the procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud, there was a reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court to issue it under the applicable international private law rules in Israel, and the judgement and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which it was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfill his duty by the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and Report of Foreign Private Issuer on Form 6-K. The SEC maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. These filings and our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at https://bren-energy.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on March 4, 2025;

●	Our Reports of Foreign Private Issuer on Form 6-K submitted on March 14, 2025, and April 2, 2025; and

●	The description of our securities contained in our Form 8-A (File No. 001-41402), filed with the SEC on May 17, 2022, as amended by Exhibit 2.1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2024.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address: 13 Amal St. 4th Floor, Park Afek, Rosh Haayin, 4809249 Israel, or via e-mail: ofirz@bren-energy.com, Attention: Ofir Zimmerman, Chief Financial Officer.

Up to 3,003,003 Ordinary Shares

Series B Warrants to purchase up to 3,003,003 Ordinary Shares

Series C Warrants to purchase up to 3,003,003 Ordinary Shares

Up to 6,006,006 Ordinary Shares underlying such Warrants

Pre-Funded Warrants to purchase up to 3,003,003 Ordinary Shares

Up to 3,003,003 Ordinary Shares underlying such Pre-Funded Warrants

Brenmiller Energy Ltd.

Sole Placement Agent

A.G.P.

PROSPECTUS

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law, 1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, provide that a company may indemnify an officeholder against the following liabilities and expenses incurred for acts performed by him or her as an officeholder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an officeholder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the officeholder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such officeholder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the officeholder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent;

●	expenses incurred by an officeholder in connection with an Administrative Procedure under the Israeli Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees or payment required to be made to an injured party, pursuant to certain provisions of the Israeli Securities Law. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Israeli Securities Law; and

●	any other liability or expense for which it is permitted and/or will be permitted to indemnify an officeholder.

The Companies Law also permits a company to undertake in advance to indemnify an officeholder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

Under the Companies Law, exemption, indemnification and insurance of officeholders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of officeholders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

On December 5, 2024, the general meeting of our shareholders approved granting an indemnification and exemption letters to our officeholders and directors as may be from time to time, in the form previously approved by our shareholders. Indemnification letters, covering indemnification and insurance of those liabilities imposed under the Companies Law and the Israeli Securities Law, as discussed above, were granted to each of our officeholders and were approved for any future officeholders. All of the Company’s directors and the officers have executed indemnification letters.

The maximum indemnification amount set forth in such letters to all of our officeholders is limited to an amount equal to the higher of (i): $5,000,000; and (ii) 25% of our total shareholders’ equity, neutralizing a provision made for such indemnification, as reflected in our most recent financial statements (annual or quarterly) prior to the date on which the indemnity payment is made. The maximum amount set forth in such letters is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and officeholders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Exemption

Under the Companies Law, an Israeli company may not exempt an officeholder from liability for a breach of his or her duty of loyalty, but may exempt in advance an officeholder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association provide that we may exempt , in whole or in part, any officeholder from liability to us for damages caused to the company as a result of a breach of his or her duty of care. Subject to the aforesaid limitations, under the indemnification agreements, we exempt and release our officeholders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Indemnification and exemption letters were granted to each of our officeholders and were approved for any future officeholders.

Limitations

The Companies Law provides that we may not exempt or indemnify an officeholder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the officeholder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exemption) the officeholder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the officeholder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) an act committed with the intention of making a personal profit unlawfully; or (4) any fine, monetary sanction, penalty or forfeit levied against the officeholder.

Under the Companies Law, exemption, indemnification and insurance of officeholders in a public company must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exempt (subject to the aforesaid limitation), indemnify and insure our officeholders to the fullest extent permitted or to be permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since April 2022, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

Pursuant to a securities purchase agreement dated October 29, 2021, or the 2021 Private Placement, with the 2021 Private Placement Investors, on December 29, 2021, we issued 167,031 Ordinary Shares for aggregate gross proceeds of $7.5 million, or the First Closing. On December 29, 2021, we closed the First Closing of the 2021 Private Placement in which we offered 167,031 Ordinary Shares to the 2021 Private Placement Investors. On May 24, 2022, we closed the Second Closing of the 2021 Private Placement in which we offered 151,766 Ordinary Shares and 15,266 Prefunded Warrants. The 2021 Private Placement included an undertaking for us to file a registration statement with the SEC within 45 days from the First Closing. We filed the registration statement in connection with the 2021 Private Placement, which was subsequently declared effective by the SEC, and our Ordinary Shares began trading on Nasdaq on May 25, 2022.

On November 29, 2022, we entered into a definitive securities purchase agreements with certain investors, part of whom are existing shareholders, including Avraham Brenmiller, in which we sold 199,636 Ordinary Shares and 1,996,359 associated warrants in connection with the 2022 Private Placement. In addition, as of December 31, 2022, Avraham Brenmiller had an unpaid salary balance (in respect of prior years) in the amount of NIS 790 thousand (approximately $225 thousand). In exchange for such unpaid salary, on November 17, 2022, and November 23, 2022, the Compensation Committee and the Board of Directors, respectively, approved and voted to recommend that the shareholders approve to convert the unpaid salary into equity under the terms of the 2022 Private Placement, except the exercise period as described below. Accordingly, on February 5, 2023, we issued Mr. Brenmiller 14,822 units, consisting of 14,822 Ordinary Shares and 14,822 associated warrants, at a price of NIS 53.3 (approximately $15.5) per each issued unit, based on an exchange rate of NIS/USD 3.438 published on November 28, 2022 (the exchange rate on the day prior to the signing of the 2022 Private Placement). Each warrant is exercisable into one Ordinary Share subject to payment of exercise price of NIS 61.3 (approximately $17.8) per warrant and has a term of two (2) years as of the issuance date of the warrants for Mr. Brenmiller.

On June 12, 2023, we entered into a definitive securities purchase agreement with Snowdrop Holding SA for the issuance and sale in a private placement offering of 248,778 units, each unit consisting of one Ordinary Share and one non-tradeable warrant to purchase one Ordinary Share at a price per unit of $10.0, for aggregate gross proceeds of approximately $2.5 million (NIS 8.97 million). The warrants have an exercise price of NIS 44 (approximately $12) per warrant and may be exercised beginning on June 12, 2024, until June 12, 2029. The offering closed on June 15, 2023.

On August 4, 2024, we entered into a definitive securities purchase agreement with Alpha, for a private placement of 1,000,000 Ordinary Shares at a price of $1.05 per share, or the August 2024 Private Placement. The closing of the August 2024 Private Placement was subject to certain conditions, including us obtaining consent from an existing lender. On November 3, 2024, we entered into an amendment, or the First Amendment, to the securities purchase agreement with Alpha. Pursuant to the First Amendment, it was agreed to extend the time by which we shall obtain consent from an existing lender, in connection with the transactions contemplated by the securities purchase agreement, from within 90 days of signing the securities purchase agreement to within 120 days of signing the securities purchase agreement. On November 27, 2024, we received the required approval from the lander and on December 4, 2024, the offering was closed. Under the terms of the securities purchase agreement for the August 2024 Private Placement, Alpha also had the right to make a further investment for 1,000,000 additional Ordinary Shares (or ordinary share equivalents) in the event that our Ordinary Shares closed at or above $2.50 per share within the 12 months from the date of the securities purchase agreement. The securities purchase agreement provided for registration rights for the Ordinary Shares and we filed a registration statement with the SEC to register the resale of the Ordinary Shares within thirty (30) days of closing on December 4, 2024. The private placement resulted in gross proceeds of $1.05 million. On January 16, 2025, we entered into a second amendment, or the Second Amendment, to the securities purchase agreement with Alpha. Pursuant to the Second Amendment, it was agreed to extend the notice period provided by Alpha to us to fifteen (15) business days in connection with Alpha’s right to make a further investment for 1,000,000 additional Ordinary Shares (or ordinary share equivalents) in the event that our Ordinary Shares close at or above $2.50 per share within 12 months from the date of the securities purchase agreement. Under the Second Amendment we also had the right to call Alpha’s additional investment right under certain circumstances in the event that the closing price of our Ordinary Shares is $4.00 or more for three consecutive trading days. The option under the Second Amendment has expired.

As of December 31, 2022, Mr. Avraham Brenmiller had an unpaid salary balance (in respect of prior years) in the amount of NIS 790 thousand (approximately $225 thousand). In exchange for the above unpaid salary, on November 17, 2022, and November 23, 2022, the compensation committee and the board of directors, respectively, approved and voted to recommend that the shareholders approve to convert the unpaid salary into equity under the terms of the November 2022 definitive securities purchase agreements, as described above, respectively, except the exercise period as described below. Accordingly, on January 24, 2023, our shareholders approved the conversion, and we granted Mr. Brenmiller 14,822 units, consisting of 14,822 Ordinary Shares and 14,822 associated warrants, at a price of NIS 53.3 (approximately $15.5) per each issued unit, based on an exchange rate of NIS/USD 3.438 published on November 28, 2022 (the exchange rate on the day prior to the signing of the 2022 Private Placement). Each warrant is exercisable into one Ordinary Share subject to payment of exercise price of NIS 61.3 (approximately $17.8) per warrant and has a term of two (2) years as of the issuance date of the warrants for Mr. Brenmiller. These warrants expired on January 24, 2025

During 2023 and during 2024 the board of directors approved the issuance of up to 16,645 and up to 110,471 restricted shares respectively to certain service providers, of which 9,157 Ordinary Shares were issued in 2023 and an additional 115,635 Ordinary Shares were issued in 2024.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description
1.1*	Form of Placement Agency Agreement
3.1	Amended and Restated Articles of Association of Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 99.1 to our Report of Foreign Private Issuer on form 6-K (File No. 001-41402) filed with the SEC on April 2, 2025).
4.1	Form of Warrant (incorporated herein by reference to Exhibit 4.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41402) filed with the SEC on January 25, 2024).
4.2*	Form of Series B Warrant
4.3*	Form of Series C Warrant
4.4*	Form of Pre-Funded Warrant
5.1*	Opinion of Sullivan & Worcester Israel (Har-Even & Co.), Tel Aviv, Israel, Israeli counsel to Brenmiller Energy Ltd.
5.2*	Opinion of Sullivan & Worcester LLP, U.S. counsel to Brenmiller Energy Ltd.
10.1+	English translation of Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to our Registration Statement on Form F-1 (File No. 333-264398) filed with the SEC on April 21, 2022).
10.2+	Brenmiller Energy Ltd. Stock Option Plan as amended on January 4, 2023 (incorporated herein by reference to our Registration Statement on Form S-8 (File No. 333-272266) filed with the SEC on May 30, 2023).
10.3+	Brenmiller Energy Ltd. Compensation Policy (incorporated herein by reference to Exhibit 4.3 to our Annual Report on Form 20-F (File No. 001-41402) filed with the SEC on March 18, 2024).
10.4	English translation of Founders’ Agreement, dated December 21, 2021, by and between Brenmiller Energy Ltd., Rani Zim Holdings (Pty.) Ltd., Yolan Properties and Investments (Pty.) Ltd. and Yoram Cohen (incorporated herein by reference to Exhibit 10.5 to our Registration Statement on Form F-1 (File No. 333-264398) filed with the SEC on April 21, 2022).
10.5	Finance Agreement, dated March 31, 2021, by and between The European Investment Bank and Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-14402) filed with the SEC on November 23, 2022).
10.6	Amendment No. 1 to the Finance Agreement, dated November 25, 2021, by and between The European Investment Bank and Brenmiller Energy Ltd (incorporated herein by reference to Exhibit 10.2 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-14402) filed with the SEC on November 23, 2022).
10.7	Amendment No. 2 to the Finance Agreement, dated July 14, 2022, by and between The European Investment Bank and Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 10.3 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-14402) filed with the SEC on November 23, 2022)
10.8	Amendment No. 5 to the Finance Agreement, dated July 8, 2024, by and between The European Investment Bank and Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41402) filed with the SEC on July 15, 2024).
10.9	Amendment No. 7 to the Finance Agreement, dated November 27, 2024, by and between The European Investment Bank and Brenmiller Energy Ltd. (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41402) filed with the SEC on December 4, 2024).
10.10	Sales Agreement by and between Brenmiller Energy Ltd., and A.G.P./Alliance Global Partners, dated June 9, 2023 (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41402) filed with the SEC on June 9, 2023).
10.11	Warrant Amendment No. 1, between Brenmiller Energy Ltd. and Armistice Capital Master Fund Ltd., dated June 6, 2024 (incorporated herein by reference to Exhibit 4.16 to our Annual Report on Form 20-F (File No. 001-41402) filed with the SEC on March 4, 2025).
10.12*	Form of Securities Purchase Agreement
21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 8.1 to our Annual Report on Form 20-F (File No. 001-41402) filed with the SEC on March 4, 2025).
23.1*	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited independent registered public accounting firm.
23.2*	Consent of Sullivan & Worcester Israel (Har-Even & Co.), Tel Aviv, Israel (included in Exhibit 5.1).
23.3*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.2).
24.1*	Power of Attorney (included on signature page to the initially filed Registration Statement on Form F-1).
107*	Filing Fee Table.

*	Filed herewith.

+	Management contract or compensatory plan or arrangement.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosh Haayin, Israel, on April 28, 2025.

Brenmiller Energy Ltd.

By:	/s/ Avraham Brenmiller
Avraham Brenmiller
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Brenmiller Energy Ltd. hereby constitute and appoint each of Avraham Brenmiller and Ofir Zimmerman with full power of substitution, each of them singly our true and lawful attorneys-in-fact and agents to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Avraham Brenmiller	Chief Executive Officer, Director, Chairman of the Board of Directors	April 28, 2025
Avraham Brenmiller	(Principal Executive Officer)

/s/ Ofir Zimmerman	Chief Financial Officer	April 28, 2025
Ofir Zimmerman	(Principal Financial and Accounting Officer)

/s/ Zvi Joseph	Director	April 28, 2025
Zvi Joseph

/s/ Doron Brenmiller	Director	April 28, 2025
Doron Brenmiller

/s/ Nava Swersky Sofer	Director	April 28, 2025
Nava Swersky Sofer

/s/ Nir Brenmiller	Director	April 28, 2025
Nir Brenmiller

/s/ Michael Korner	Director	April 28, 2025
Michael Korner

/s/ Chen Franco-Yehuda	Director	April 28, 2025
Chen Franco-Yehuda

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Brenmiller Energy U.S. Inc., the duly authorized representative in the United States of Brenmiller Energy Ltd., has signed this registration statement on April 28, 2025.

Brenmiller Energy U.S. Inc.

By:	/s/ Avraham Brenmiller
Avraham Brenmiller
Director